EXHIBIT 5.16

November 19, 2010

British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Financial Services Commission
Manitoba Securities Commission
Ontario Securities Commission
New Brunswick Securities Commission
Nova Scotia Securities Commission
Registrar of Securities, Prince Edward Island
Securities Commission of Newfoundland and Labrador
United States Securities and Exchange Commission

RE:	Entrée Gold Inc. (the “Company”) filing of a Short Form Base Shelf Prospectus dated November 19, 2010 (the “Prospectus”)

I refer to the report entitled “Ann Mason Project Resource Estimate”, with an effective date of January 2010 (the “Report”) as referenced in the Prospectus and documents incorporated by reference therein.

This consent is being filed as my consent to the use of my name and the Report in the Prospectus and in documents incorporated by reference therein.

I confirm that I have read the Prospectus and I have no reason to believe that there are any misrepresentations that are derived from the Report referred to above or that are within my knowledge as a result of the work I performed in connection with such Report.

I consent to the filing of this consent with the United States Securities and Exchange Commission as part of the Company’s Form F-10/A filed on November 19, 2010, and any amendment thereto, including post-effective amendments.

Yours truly,

Robert S.  Morrison

“Original document, signed by Dr. Robert Morrison, APGO P.Geo. #1839 and MAusIMM(CP) #112012
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330 Bay Street,  Toronto, Ontario  M5H 2S8, Canada
Tel 416.368.9080  Fax 416.368.1963  www.wardrop.com